BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Kibush Capital Corp. Entity or Nevada Business Identification Number (NVID): NV20051073713
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series B Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Increase Series B Preferred Stock from 5,000,000 to 34,999,899 shares
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 12/27/2019

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

ACTION BY WRITTEN CONSENT OF DIRECTORS
(Nevada Revised Statutes 78.315(2))
OF
KIBUSH CAPITAL CORP.
A Nevada Corporation

The undersigned, being the Sole Director of Kibush Capital Corp., a Nevada Corporation (the "Corporation") pursuant to the Bylaws of the Corporation and the Nevada Revised Statutes, hereby consents to the following actions of the Corporation effective as of December 11, 2019.

WHEREAS, the Corporation has voted and approved the actions (the "Actions") set forth fully herein as it deems the Actions to be in the best interests of the Corporation on a going-forward basis.

WHEREAS, The Corporation's Directors have received and reviewed, concurrently herewith, consent to take the Actions from holders of at least 83% of the shares of Corporation stock issued and outstanding.

WHEREAS, this Resolution authorizes the Corporation's Board of Directors to take the following Actions which shall become effective immediately.

1. ***AMENDMENT OF SERIES B PREFERRED SHARES.***

RESOLVED, that the Corporation hereby amendments its certificate of designation to increase the Series B Authorized Shares from 5,000,000 to 34,999,899 shares of preferred stock as Class B preferred stock.

2. ***DESIGNATION OF SERIES C PREFERRED SHARES.***

RESOLVED: That the Corporation be and hereby is authorized to designate 101 preferred shares out of the 50,000,000 authorized preferred shares. The specific powers, preferences, rights and limitations of the Series C Preferred Stock are as described in the Certificate of Designation as filed with the Nevada Secretary of State;

After the designation of the Series C Preferred Stock, the Corporation will be authorized to issue One Billion Twenty Five Million (1,025,000,000) shares of $.001 par value capital stock, of which are designated Fifty Million (50,000,000) shares are designated $.001 par value preferred stock (the "Preferred Stock") with Ten Million (10,000,000) of such shares being designated as Series A Preferred Stock, Thirty Five Million Nine Hundred Ninety Nine Thousand Eight Hundred Ninety Nine (34,999,899) of such shares are designated as Series B Preferred Stock, One Hundred One (101) of such shares being designated as Series C Preferred Stock Zero (-0-) shares are authorized as preferred stock that are undesignated, and Nine Hundred Seventy Five Million (975,000,000) shares are designated $.001 common stock (the "Common Stock").

3. ***OMNIBUS RESOLUTION***

a. **RESOLVED FURTHER,** that the officers of the Corporation, and each of them, and such persons appointed to act on their behalf pursuant to the foregoing resolutions, are hereby authorized and directed in the name of the Corporation and on its behalf, to execute any additional certificates (including any officer's certificates), agreements, instruments or documents, or any amendments or supplements thereto, or to do or to cause to be done any and all other acts as they shall deem necessary, appropriate or in furtherance of the full effectuation of the purposes of each of the foregoing resolutions.

This Unanimous Written Consent of the Board of Directors of Kibush Capital Corp. may be executed in any number of counterparts and each of such counterparts shall for all purposes constitute one Written Consent,

notwithstanding that all directors are not signatories to the same counterpart, effective as of the date first written above. This Unanimous Written Consent may be executed by facsimile and such facsimile copy shall be conclusive evidence of the consent and ratification of the matters contained herein by the undersigned director.

Dated: December 11, 2019

/s/ Warren Sheppard

Warren Sheppard – Director